                                                                  EXHIBIT 10(j)

===============================================================================


                                CREDIT AGREEMENT


                                  dated as of


                               February 25, 1991


                                    between


                       ATLANTIC SOUTHEAST AIRLINES, INC.,

                                                                       Borrower,


                                      and


            BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION,

                                                                         Lender,



                  Four Embraer Model EMB-120 Brasilia Aircraft


===============================================================================

                               TABLE OF CONTENTS


                                                                                                      Page
                                                                                                      ----
                          ARTICLE I
                          DEFINITIONS; REFERENCES . . . . . . . . . . . . . . . . . . . . . . .         1

Section 1.01              Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         1
Section 1.02              Use of Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . .         7
Section 1.03              Section and Exhibit References, etc.  . . . . . . . . . . . . . . . .         7


                          ARTICLE II
                          PURCHASE OF NOTES; PAYMENTS . . . . . . . . . . . . . . . . . . . . .         7

Section 2.01              Purchase of Notes . . . . . . . . . . . . . . . . . . . . . . . . . .         7
Section 2.02              Procedure for Purchase of Notes . . . . . . . . . . . . . . . . . . .         8
Section 2.03              Commitment Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . .         8
Section 2.04              Financing Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . .         8


                          ARTICLE III
                          SECURITY FOR BORROWER'S OBLIGATIONS . . . . . . . . . . . . . . . . .         8

Section 3.01              Security Interest in Collateral . . . . . . . . . . . . . . . . . . .         8
Section 3.02              Set-Off Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . .         9


                          ARTICLE IV
                          PAYMENTS UNDER THE NOTES AND OTHER
                          AMOUNTS PAYABLE BY BORROWER . . . . . . . . . . . . . . . . . . . . .         9

Section 4.01              How Payments Are Made . . . . . . . . . . . . . . . . . . . . . . . .         9
Section 4.02              Right to Prepay . . . . . . . . . . . . . . . . . . . . . . . . . . .         9
Section 4.03              Mandatory Prepayments . . . . . . . . . . . . . . . . . . . . . . . .        10
Section 4.04              Mandatory Purchase  . . . . . . . . . . . . . . . . . . . . . . . . .        10
Section 4.05              Amount of Prepayment  . . . . . . . . . . . . . . . . . . . . . . . .        10
Section 4.06              Interest on Past Due Amounts  . . . . . . . . . . . . . . . . . . . .        10
Section 4.07              Payment of Accrued Interest Supplements . . . . . . . . . . . . . . .        10
Section 4.08              Reduction in Net Interest Payable . . . . . . . . . . . . . . . . . .        11

                          ARTICLE V
                          BORROWER'S REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . .        11

Section 5.01              Corporate Standing  . . . . . . . . . . . . . . . . . . . . . . . . .        11
Section 5.02              Corporate Powers  . . . . . . . . . . . . . . . . . . . . . . . . . .        11
Section 5.03              Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . .        11
Section 5.04              Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        12
Section 5.05              Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . .        12
Section 5.06              Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        12
Section 5.07              Status as United States Citizen and
                          Air Carrier . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        12
Section 5.08              Location of Offices . . . . . . . . . . . . . . . . . . . . . . . . .        12
Section 5.09              Governmental Consents . . . . . . . . . . . . . . . . . . . . . . . .        12
Section 5.10              Condition of Aircraft . . . . . . . . . . . . . . . . . . . . . . . .        13

Section 5.11              Absence of ERISA Liability  . . . . . . . . . . . . . . . . . . . . .        13
Section 5.12              Delta Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . .        13
Section 5.13              Subsidiaries; Stock Ownership . . . . . . . . . . . . . . . . . . . .        13
Section 5.14              Investment Company Status . . . . . . . . . . . . . . . . . . . . . .        13


                          ARTICLE VI
                          AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . .        14

Section 6.01              Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . .        14
Section 6.02              Inspection of Collateral and Records  . . . . . . . . . . . . . . . .        14
Section 6.03              Corporate Existence . . . . . . . . . . . . . . . . . . . . . . . . .        15
Section 6.04              Merger, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        15
Section 6.05              Citizenship and Air Carrier Status  . . . . . . . . . . . . . . . . .        16
Section 6.06              Compliance with ERISA . . . . . . . . . . . . . . . . . . . . . . . .        17
Section 6.07              Disposition of Assets . . . . . . . . . . . . . . . . . . . . . . . .        17
Section 6.08              Performance of Delta Agreement  . . . . . . . . . . . . . . . . . . .        17
Section 6.09              Financial Covenant  . . . . . . . . . . . . . . . . . . . . . . . . .        17


                          ARTICLE VII
                          CONDITIONS PRECEDENT TO THE PURCHASE OF
                          THE NOTES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        18

Section 7.01              Conditions Precedent to the Purchase
                          of the Initial Note . . . . . . . . . . . . . . . . . . . . . . . . .        18
Section 7.02              Conditions Precedent to the Purchase
                          of All Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        19


                          ARTICLE VIII
                          EVENTS OF DEFAULT; REMEDIES . . . . . . . . . . . . . . . . . . . . .        21

Section 8.01              Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . .        21
Section 8.02              Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        22


                          ARTICLE IX
                          BORROWER'S INDEMNITIES  . . . . . . . . . . . . . . . . . . . . . . .        23

Section 9.01              General Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . .        23
Section 9.02              Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        25


                          ARTICLE X
                          YIELD PROTECTION  . . . . . . . . . . . . . . . . . . . . . . . . . .        27

Section 10.01             Additional Costs  . . . . . . . . . . . . . . . . . . . . . . . . . .        27
Section 10.02             Breakage Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . .        27


                          ARTICLE XI
                          MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . .        28

Section 11.01             No Waivers; Cumulative Remedies . . . . . . . . . . . . . . . . . . .        28

Section 11.02             Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        28
Section 11.03             Transaction Expenses  . . . . . . . . . . . . . . . . . . . . . . . .        28
Section 11.04             Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        29
Section 11.05             Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . .        29
Section 11.06             Lender's Representations and Warranties . . . . . . . . . . . . . . .        29
Section 11.07             Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . .        29
Section 11.08             Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        29
Section 11.09             Execution in Counterparts . . . . . . . . . . . . . . . . . . . . . .        29
Section 11.10             Survival of Representations and
                            Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        29
Section 11.11             Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        30
Section 11.12             Finex Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . .        30

Annex A                   Procedures for Purchasing Aircraft
                          and Notes; Documentation

Exhibit A                 Form of Note
Exhibit B                 Form of Finex Agreement
Exhibit C                 Form of Mortgage
Exhibit D                 Form of Purchase Agreement Assignment
Exhibit E                 Form of Consent
Exhibit F                 Form of opinion of Borrower's counsel
Exhibit G                 Form of opinion of Crowe & Dunlevy (Aircraft)
Exhibit H                 Form of opinion of counsel to Embraer
Exhibit I                 Form of opinion of Castro Barros Sobral e Xavier
Exhibit J                 Form of Guarantee

                                CREDIT AGREEMENT

                  This Credit Agreement is entered into as of February
25, 1991 by and between Atlantic Southeast Airlines, Inc. ("Borrower"), a Georgia corporation, and Bank of America National Trust and Savings Association ("Lender"), a national banking association.

                  Borrower and Lender agree as follows:

                                   ARTICLE I

                            DEFINITIONS; REFERENCES

                  SECTION 1.01 -- Definitions. The following terms, when capitalized as below, have the following meanings:

                  "Act": the Federal Aviation Act of 1958, as amended, or its successor.

                  "Agreement": this Credit Agreement.

                  "Alternate LIBO Rate": defined in section 3.02 of the Finex Agreement.

                  "Aircraft": up to four Embraer EMB-120 Brasilia aircraft to be delivered under the Purchase Agreement and in each case designated by Borrower (by notice to Lender at least three Business Days before the Purchase Date therefor, and not revoked by notice to Lender on or before the Purchase Date therefor) as an "Aircraft" to be financed under this Agreement.

                  "Bank LIBOR" for any Interest Period: a rate per annum (calculated on the basis of a 360-day year and the actual number of days elapsed) equal to the consensus rate at which 180-day deposits in Dollars appear on the Reuters Screen LIBO Page at approximately 11:00 a.m. London, England time, on the day that is two Business Days before the first day of that Interest Period.

                  "Basic Documents": this Agreement, the Purchase
Agreement, the Finex Agreement(s), the Guarantee, and the Mortgage; and each Note, Purchase Agreement Assignment, Consent, and Mortgage Supplement as executed and delivered.

                  "Book Net Worth": defined in section 6.09.

                  "Borrower Interest Rate": with respect to any Interest Period: an interest rate equal to Bank LIBOR for such Interest Period, plus 0.85% per annum (computed on the basis of a year of 360 days), based on actual days elapsed.

                  "Business Day": any day, other than a Saturday or Sunday, on which commercial banks are open for business in New York, New York, London, England, Seo Paulo, Brazil, and Atlanta, Georgia, and Lender is open for business in Los Angeles, California, and if such day is a Purchase Date or Interest Payment Date or relates to a notice by Borrower with respect to any Purchase Date, which is also a day on which dealings with Dollar deposits are carried out in the London interbank market.

                  "Capitalized Lease": a capitalized lease of any tangible real or personal property, as determined pursuant to GAAP.

                  "Collateral": the "Collateral" under the Mortgage.

                  "Commitment": Lender's commitment to purchase the Notes, for an aggregate amount of up to $22,000,000; Borrower may reduce such amount upon 30 days' prior written notice to Lender.

                  "Commitment Fee": the fee required to be paid by Borrower to Lender pursuant to section 2.03.

                  "Commitment Period": the period from the date of execution of this Agreement to and including the earliest of (w) July 30, 1991,
(x) the date upon which the fourth Aircraft is delivered to and accepted by Borrower pursuant to the Purchase Agreement, (y) the date on which the remaining Commitment is terminated pursuant to section 8.02, and (z) a date set by Borrower pursuant to a notice sent to Lender at least 30 days prior to such date.

                  "Consent": a Consent and Agreement, substantially in the form of Exhibit E, relating to a Purchase Agreement Assignment and dated the same date as that Purchase Agreement Assignment.

                  "Default": any event or condition that would become an Event of Default upon the giving of notice or lapse of time or both, or any Event of Default.

                  "Delta Agreement": that certain agreement between Delta Air Lines, Inc. and Borrower dated June 1, 1986 and relating to joint marketing or code sharing for interconnecting flights.

                  "Dollars": and "$": United States dollars.

                  "Downpayment": 15% of Equipment Cost for the first $6,470,588.00 of Equipment Cost, and 100% of Equipment Cost in excess of $6,470,588.00,for an Equipment Portion, minus any amounts that Borrower paid to Vendor before the relevant Purchase Date (including deposits applied to such Equipment Portion), pursuant to the Purchase Agreement, relating to such Equipment Portion.

                  "Embraer": Embraer-Empresa Brasileira de Aeronautica S.A., a Brazilian corporation, and its successors and assigns.

                  "Equipment Cost": the purchase price for an Equipment Portion, as set forth in (and as adjusted pursuant to) the Purchase Agreement.

                  "Equipment Portion": an Aircraft and the Spare Parts purchased with that Aircraft.

                  "ERISA": defined in section 5.11.

                  "Event of Default": defined in section 8.01.

                  "Event of Loss": defined in section 1.01 of the Mortgage.

                  "FAA": the Federal Aviation Administration of the
United States, or any instrumentality of the United States succeeding to its function.

                  "Financed Amount": the amount determined pursuant to the second sentence of section 2.01.

                  "Financing Fee": defined in section 2.04.

                  "Finex Agreement": an agreement substantially in the form of Exhibit B.

                  "Finex Bank": MultiBanco S.A. (or any other Person selected by Borrower to serve as a Finex bank under a Finex Agreement), in its capacity as Finex bank under the Finex Agreement, and its successors in such capacity.

                  "Finex Interest Payments": the Finex Interest
Payments described in section 3.01 of the Finex Agreement.

                  "Finex Interest Rate" for a Note: a fixed interest rate equal to the Finex LIBO Rate for its Purchase Date, minus 2% per annum (computed on the basis of a year of 360 days), based on actual days elapsed, or such other interest rate as Borrower is actually required to pay on such Note under the Finex Program.

                  "Finex LIBOR" or "Finex LIBO Rate" for any Purchase
Date or Interest Period: (x) the interest rate for such Purchase Date or Interest Period, published by Banco Central do Brasil two Business Days before that Purchase Date or the beginning of that Interest Period, respectively, as the 180-day interest rate applicable to transactions under the Finex Program, or (y) when applicable, the Alternate LIBO Rate for such Interest Period established pursuant to section 3.02 of the Finex Agreement.

                  "Finex Program": the export support program (Fundo de Financiamento a Exportaceo) of the Federative Republic of Brazil, as established by Resolution No. 509 of January 24, 1979 of Banco Central do Brasil and in Circular Cacex/Finex No. 10 of the Carteira de Comercio Exterior (Cacex) of Banco do Brasil S.A., dated September 21, 1982, as from time to time supplemented or amended.

                  "GAAP": generally accepted accounting principles as in effect in the United States and applied on a basis consistent with that used in the preparation of the financial statements referred to in section 5.05, except for changes therein with which Borrower's independent public accountant concur that are disclosed in the notes to the relevant financial statements.

                 "Guarantee": the document by that name, executed by ASA Investments, Inc., in substantially the form of Exhibit J.

                 "herein", "hereof", "hereunder", etc.: in, of, or under, etc. this Agreement (and not merely in, of, under, etc. the section or provision where the reference appears).

                 "including": containing, embracing, or involving the enumerated item(s), but not necessarily limited to such item(s).

                 "Indemnitee": Lender, or any agent (other than Finex
Bank), employee, director, successor, or permitted assign of Lender.

                 "Indebtedness": (a) total liabilities (as determined pursuant to GAAP) of Borrower and its subsidiaries on a consolidated basis plus
(b) any debt of a Person that is not included in clause (a) above and that is guaranteed by Borrower or one or more of its subsidiaries, plus (c) 70% of all Operating Lease Obligations.

                 "Interest Payment Date" for a Note: each date occurring after the Purchase Date for that Note is a "180-day anniversary" of such Purchase Date; except that, for purposes of payment and of determining the beginning and end of each Interest Period (but not for the purpose of determining the following Interest Payment Date), any Interest Payment Date that falls on a day which is not a Business Day shall instead occur on the following Business Day. For avoidance of doubt, the "180-day anniversary" of a date shall be the 180th day after that date.

                 "Interest Period" for a Note: each period beginning on the day after an Interest Payment Date for that Note (or, in the case of the first Interest Period for that Note, beginning on its Purchase Date) and ending on the following Interest Payment Date for that Note.

                 "Interest Supplement" for a Note during an Interest
Period: (a) the amount of principal of that Note outstanding during such Interest Period multiplied by (b) the Borrower Interest Rate for such Interest Period minus the Finex Interest Rate for that Note multiplied by (c) the actual number of days in such Interest Period divided by 360; provided that if the Borrower Interest Rate for such Interest Period is equal to or less than the Finex Interest Rate for that Note, the Interest Supplement for that Interest Period shall be zero.

                 "Liabilities": defined in section 9.01.

                 "Lien": any mortgage, pledge, assignment, encumbrance, lien (statutory or other), or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, or any lease in the nature thereof).

                 "Mortgage": the Security Agreement and Chattel
Mortgage between Borrower and Lender, substantially in the form of Exhibit C.

                 "Mortgage Supplement": defined in section 3.01.

                 "Note": Borrower's promissory note, in the form of Exhibit A, issued in connection with a designated Aircraft, or a note issued in exchange or replacement for such a note.

                 "1988 Purchase Agreement": Purchase Agreement No.
162-COV/88 (including all attachments, exhibits, and letter agreements thereto) dated November 21, 1988, between Vendor and Borrower.

                 "1989 10-K": Borrower's annual report on Form 10-K for the year ended December 31, 1989.

                 "1990 Purchase Agreement": Purchase Agreement No. 154-DOC/AC/90 (including all attachments, exhibits, and letter agreements thereto) dated August 27, 1990, between Vendor and Borrower.

                 "1990 10-Qs": Borrower's quarterly reports on Form
10-Q for the quarters ended March 31, 1990, June 30, 1990, and September 30,
1990.

                 "Officer's Certificate": a certificate signed in the name of Borrower (or, with respect to section 6.04(c), of the Successor) by the chairman of the board, the president, a vice president, or the treasurer of Borrower (or the Successor).

                 "Operating Lease": a lease of tangible real or personal property, other than a Capitalized Lease, involving aggregate payments of $100,000 or more during the fiscal year of the lessee.

                 "Operating Lease Obligations": the amount equal to the aggregate of all scheduled lease payments that will become due under the terms of all Operating Leases.

                 "or": at least one, but not necessarily only one, of the alternatives enumerated.

                 "Permitted Lessee": defined in the Mortgage.

                 "Permitted Lien": defined in the Mortgage.

                 "Person": any individual, corporation, partnership, joint venture, or other legal or governmental entity.

                 "Prepayment Event": defined in section 4.04.

                 "Purchase Agreement": when used in connection with a specific Aircraft or Equipment Portion, either the 1988 Purchase Agreement or the 1990 Purchase Agreement, depending on which agreement the Aircraft or Equipment Portion was purchased under; when otherwise used, the 1988 Purchase Agreement and 1990 Purchase Agreement, collectively.

                 "Purchase Agreement Assignment": a document by that name, substantially in the form of Exhibit D, executed and delivered on a Purchase Date with respect to the Aircraft then being delivered.

                 "Purchase Date": a date on which Borrower purchases an Aircraft and, simultaneously, Lender purchases the related Note.

                 "Reference Rate": the rate of interest publicly announced from time to time by Lender in San Francisco, California, as its reference rate. It is a rate that Lender sets based upon various factors, including Lender's costs and desired return, general economic conditions, and other factors, and is used as a reference point for pricing some loans. Interest is payable for the actual number of days elapsed computed on the basis of a 360-day year on the unpaid principal amount. Lender may price loans at, above, or below its reference rate. Any change in the Reference Rate shall take effect on the day specified in the public announcement of such change.

                 "Regulatory Change": any change after the date of this Agreement in federal, state, or foreign law or regulations or the adoption or making after such date of any interpretations or directives applying to a class of banks including Lender of or under any federal, state, or foreign law or mandatory regulations by any court or governmental or monetary authority charged with the interpretation or administration thereof.

                 "Reuters Screen LIBO Page": the display designated as page "LIBO" on the Reuter Monitor Money Rates Service (or such other page as may replace the LIBO Page on that service for the purpose of displaying London interbank offered rates for Dollar deposits).

                 "SEC Filings":   the 1989 10-K and the 1990 10-Qs.

                 "Spare Parts": the appliances, spare parts, and other items of equipment purchased with the Aircraft under the Purchase Agreement.

                 "Successor": defined in section 6.04(a).

                 "Tangible Net Worth": defined in section 6.09.

                 "Taxes": defined in the last sentence of section
9.02(a).

                 "Taxing Authorities": defined in the first sentence of section 9.02(a).

                 "Vendor": Embraer.

                 SECTION 1.02 -- Use of Defined Terms. Any defined term used in the plural preceded by "the" encompasses all members of the relevant class. Any defined term used in the singular preceded by "any" indicates any number of the members of the relevant class. Any agreement or instrument referred to in section 1.01 means such agreement or instrument as from time to time supplemented and amended.

                 SECTION 1.03 -- Section and Exhibit References, etc. References to articles, sections, exhibits, and the like refer to those in or attached to this Agreement unless otherwise specified.


                                   ARTICLE II

                          PURCHASE OF NOTES; PAYMENTS

                 SECTION 2.01 -- Purchase of Notes. Subject to the satisfaction of the conditions precedent set forth in article VII, and on the terms and conditions set forth in this article II, on the Purchase Date for each Aircraft, Borrower shall issue the related Note to Vendor (who will simultaneously sell that Note to Finex Bank), and Lender shall purchase that Note from Finex Bank. The Financed Amount for each Aircraft shall be 85% of the Equipment Cost for the related Equipment Portion, so that such total Equipment Cost shall be paid 15% by Borrower and 85% by the related Note, provided, that the Financed Amount for an Aircraft shall not exceed 85% of $6,470,588.00 and Borrower shall pay 100% of Equipment Cost in excess of $6,470,588.00 for any Equipment Portion. Each Note shall be purchased by Lender from Finex Bank for its face amount, which shall equal the Financed Amount for the related Aircraft. Lender's Commitment to purchase the Notes pursuant to this Agreement shall expire at 12:00 noon, New York City time, on the last day of the Commitment Period.

                 SECTION 2.02 -- Procedure for Purchase of Notes. The procedure to be followed in the purchase of Notes is described in Annex A. At Lender's offices at 555 South Flower Street, Los Angeles, California 90071 (or such other location as the parties hereto agree upon), not later than 12:00 noon (New York City time) on the appropriate Purchase Date, upon fulfillment of the conditions set forth in article VII and compliance with the procedures set forth in Annex A, Lender will purchase the related Note from Finex Bank (who will have purchased that Note simultaneously from Vendor), with general corporate funds, in each case for a purchase price equal to its face amount (as determined pursuant to section 2.01).

                 SECTION 2.03 -- Commitment Fee. In partial consideration of the Lender's agreement to purchase the Notes, Borrower shall pay to Lender a Commitment Fee ("Commitment Fee" ) during the Commitment Period, payable in arrears on the first day of each quarter or partial quarter (for the prior quarter or partial quarter) after the execution and delivery of this Agreement, with a final payment on the last day of the Commitment Period, and computed at a rate per annum (calculated on the basis of a 360-day year and actual days elapsed) of 0.25% of the average daily unused portion of Lender's Commitment. The term "quarter" as used in this section shall mean the relevant calendar quarter ending on one of the following dates: March 31, June 30, September 30, or December 31.

                 SECTION 2.04 -- Financing Fee. In partial consideration of Lender's agreement to finance the Aircraft pursuant to this Agreement, Borrower shall pay Lender a fee ("Financing Fee") of $25,000 on the first Purchase Date and an additional $25,000 on the Purchase Date for the third Aircraft financed under this Agreement.


                                  ARTICLE III

                      SECURITY FOR BORROWER'S OBLIGATIONS

                 SECTION 3.01 -- Security Interest in Collateral. To secure Borrower's obligations to Lender under each Note and the other Basic Documents to which Borrower is or becomes a party, Borrower shall execute and deliver to Lender, on each Purchase Date, a supplement to the Mortgage (a "Mortgage Supplement"), substantially in the form of Schedule A to the Mortgage, granting to Lender a perfected purchase money security interest in the Aircraft being purchased from Vendor on such Purchase Date.

                 SECTION 3.02 -- Set-Off Rights. If Borrower becomes insolvent, or any Event of Default occurs, any indebtedness that Lender then owes to Borrower and any other property of Borrower that Lender then holds may be offset and applied toward the payment of any obligation of Borrower to Lender under the Basic Documents, whether or not any such other obligation is then due.


                                   ARTICLE IV

                            PAYMENTS UNDER THE NOTES
                     AND OTHER AMOUNTS PAYABLE BY BORROWER

                 SECTION 4.01 -- How Payments Are Made. Borrower shall make its payments and prepayments of principal and interest due on the Notes, all amounts due as Interest Supplements or as Commitment Fees hereunder, and all other amounts payable by Borrower to Lender under the Basic Documents, to Lender (ABA # 121-000-358 S.F.) at 1850 Gateway Blvd., Concord, California 94520, Attention: Dana Henderson for credit to PSO Account Administration #5693, Reference: Atlantic Southeast Airlines Note No. 4, 5, 6, or 7 [as appropriate] (or at such other place as Lender from time to time notifies Borrower), in immediately available funds and in Dollars, no later than 10:00 a.m. (San Francisco time) on the date when due. Borrower agrees to pay to Lender, on each Interest Payment Date, the Interest Supplement for each Note for the Interest Period then ending. Any payment made by Borrower to Lender after 10:00 a.m. (San Francisco time) on any day shall be deemed to have been made on the following Business Day. If any payment due under the Basic Documents comes due on a day which is not a Business Day, such payment shall instead be made on the following Business Day, and interest, Interest Supplements, or Commitment Fees, as the case may be, shall accrue at the applicable rate to the day of payment.

                 SECTION 4.02 -- Right to Prepay. Unless a Default exists, Borrower shall have the right to prepay in full the outstanding principal amount of the Note issued with respect to any designated Aircraft, without premium or penalty. Any prepayment under this section 4.02 of the Note issued with respect to a designated Aircraft shall be made only on an Interest Payment Date for such Note, and Borrower shall give to Lender at least 60 days' prior written notice (which notice shall be irrevocable) of such prepayment. Upon any prepayment of any Note under this section 4.02, Borrower shall pay all accrued and unpaid interest on the principal of such Note to the date of prepayment, together with all other amounts payable under section 10.02 with respect to such prepayment.

                 SECTION 4.03 -- Mandatary Prepayments. Following the occurrence of an Event of Loss with respect to any Aircraft, Borrower shall prepay the Note executed in connection with that Aircraft, in accordance with section 7.01 of the Mortgage, and shall pay all other amounts payable under section 10.02 with respect to such prepayment. Upon acceleration of the Notes pursuant to section 8.02, Borrower shall prepay such Notes, and shall pay all other amounts payable under section 10.02 with respect to such prepayment.

                 SECTION 4.04 -- Mandatory Purchase. Upon the occurrence of a Prepayment Event, Lender shall have the right to require Borrower to purchase or cause the purchase of the Note for (a) the Note's then-outstanding principal amount, plus all accrued but unpaid interest on the Note to the date of such purchase, and (b) all amounts payable under section 10.02 with respect to such purchase. The payment described in the preceding sentence shall be due 10 days after Lender notifies Borrower that a Prepayment Event has occurred (if that Prepayment Event has not been cured by then), and shall be made in the manner prescribed by section 4.O1. A "Prepayment Event" shall occur if (a) Borrower fails to keep an Aircraft registered with the FAA, or Lender fails or ceases to have a perfected first-priority interest in an Aircraft, or a Lien (other than a Permitted Lien) on an Aircraft exists; or (b) Borrower fails to obtain an FAA standard airworthiness certificate for an Aircraft within four weeks following the Purchase Date for such Aircraft.

                 SECTION 4.05 -- Amount of Prepayment. A Note shall be deemed satisfied in full upon the prepayment of all principal of such Note, the payment of the interest due on or with respect to such Note on such prepayment date, the payment of all past-due interest on or with respect to such Note, and the payment of all amounts payable under section 10.02 with respect to such prepayment.

                 SECTION 4.06 -- Interest on Past Due Amounts. Any amounts past due (by acceleration or otherwise) and at any time outstanding under any Note or from Borrower under any other Basic Document shall (to the extent permitted by law) bear interest, payable on demand, from the due date until payment in full, at a rate equal to 2% per annum above the Reference Rate.

                 SECTION 4.07 -- Payment of Accrued Interest Supplements. Upon the occurrence of the prepayment or mandatory purchase of a Note under section 4.02, 4.03, or 4.04, Borrower shall pay to Lender all past due Interest Supplements, and any accrued portion of an Interest Supplement, relating to such Note, with interest on pastdue Interest Supplements computed in accordance with section 4.06.

                 SECTION 4.08 -- Reduction in Net Interest Payable by Borrower. If the Finex Interest Rate for a Note exceeds the Borrower Interest Rate for an Interest Period for that Note, the amount of interest due from Borrower under that Note for such Interest Period shall be automatically reduced by an amount equal to (a) the amount of principal of that Note outstanding during such Interest Period multiplied by (b) the Finex Interest Rate for that Note minus the Borrower Interest Rate for such Interest Period multiplied by (c) the actual number of days in such Interest Period divided by 360.


                                   ARTICLE V

                   BORROWER'S REPRESENTATIONS AND WARRANTIES

                 Borrower represents and warrants as follows:

                 SECTION 5.01 -- Corporate Standing. Borrower is a duly organized corporation existing in good standing under the laws of Georgia, has the corporate power and legal authority to own or lease its properties and to carry on its business as now conducted and as now proposed to be conducted, and is duly qualified to do business in all jurisdictions wherein such qualification is necessary (except in any jurisdictions in which the failure to qualify would have no materially adverse effect on its business or on its ability to carry out its obligations under the Basic Documents to which it is (or is to become) a party).

                 SECTION 5.02 -- Corporate Powers. Borrower's execution, delivery, and performance of the Basic Documents to which it is (or is to become) a party are within Borrower's corporate powers; and the Basic Documents to which it is (or is to become) a party have been duly authorized by all necessary corporate action on Borrower's part, and do not contravene, result in a breach of, or require any consent under any law, judgment, decree, order, or contractual restriction binding on Borrower or any agreement or instrument to which Borrower is a party or to which it or any of its property is subject, except that the legality and validity of each Purchase Agreement Assignment is subject to the execution and delivery of the related Consent.

                 SECTION 5.03 -- Binding Effect. The Basic Documents to which Borrower is (or is to become) a party are (or will be when executed and delivered) legal, valid, and binding obligations of Borrower enforceable against Borrower in accordance with their 4.02 terms, except as may be limited by bankruptcy, insolvency, or other similar laws affecting enforcement of creditors' rights generally.

                 SECTION 5.04 -- Litigation. Except as disclosed n the SEC Filings, there are no pending or (to the best of Borrower's knowledge after due inquiry) threatened actions or proceedings before any court or administrative agency which may be expected to have a materially adverse effect on Borrower's business or financial condition or which seek to question or set aside any of the transactions herein contemplated.

                 SECTION 5.05 -- Financial Statements. The audited balance sheet as of December 31, 1989 and unaudited balance sheet as of September 30, l990 for Borrower and its consolidated subsidiaries, and the related results of operations for the year and quarter then ended, have been prepared in accordance with GAAP and correctly present Borrower's financial condition as of such dates and results of operations for such periods, and since September 30, 1990, there has been no materially adverse change in Borrower's business, assets, operations, or condition (financial or otherwise).

                 SECTION 5.06 -- Taxes. Borrower has filed all tax returns which it is or was required to file, and has paid all taxes shown to be due and payable on those returns or on any assessment received by it, except such taxes of Borrower, if any, as are being contested diligently in good faith, and by appropriate proceedings, and as to which adequate reserves have been provided in accordance with GAAP.

                 SECTION 5.07 -- Status as United States Citizen and Air Carrier. Borrower is a "citizen of the United States" as that term is used in section 101(16) of the Act, and is a duly certified "air carrier" within the meaning of the Act.

                 SECTION 5.08 -- Location of Offices. Borrower's chief executive office and principal place of business, and the place where Borrower keeps its financial records concerning the Collateral, is located at its address referred to in section 11.02.

                 SECTION 5.09 -- Governmental Consents. Neither the execution, delivery, and performance of any of the Basic Documents (other than the Finex Agreement), nor the consummation of any of the transactions contemplated thereby by Borrower or Vendor (including the importation of the Aircraft into the United States from Brazil), requires the consent or approval of, giving of notice to, registration with, or taking of any other action in respect too any federal, state, or foreign governmental authority or agency (including any judicial body) except for (a) the filing and recording of the Mortgage, and of the FAA bill of sale, the FAA application for registration, and the Mortgage Supplement for each Aircraft with the FAA; (b) the filing and recording of UCC-1 financing statements for each Aircraft with the Superior Court Clerk Offices in Bibb, Clayton, and Fulton County, Georgia, and in the appropriate places in Texas and Arkansas; (c) the registration of each Aircraft with the FAA pursuant to the Act; (d) the filing of any necessary documents with customs officials; and (e) any necessary action with respect to the Finex Program.

                 SECTION 5.10 -- Condition of Aircraft. On each Purchase Date, the Aircraft to be delivered on such Purchase Date shall be in such condition as is sufficient to enable Borrower to obtain a standard U.S. certificate of airworthiness for such Aircraft and to enable such airworthiness certificate to be maintained in good standing; and, to Borrower's knowledge (which shall be based on acceptance tests by Borrower in accordance with its usual practices, to the extent permitted under the Purchase Agreement), such Aircraft shall otherwise conform in all material respects to the specifications for such Aircraft set forth in the Purchase Agreement.

                 SECTION 5.11 -- Absence of ERISA Liability. Each employee pension benefit plan (as defined in section 3(2) of the Employee Retirement Income Security Act of 1974, as from time to time amended ("ERISA")) of Borrower is in compliance with the applicable provisions of ERISA and of the Internal Revenue Code of 1986, as from time to time amended, in all respects, except to the extent that noncompliance would not be materially adverse to Borrower's business, assets, financial condition, or ability to perform its obligations under the Basic Documents.

                 SECTION 5.12 -- Delta Agreement. The Delta Agreement is (a) the only agreement between Delta Air Lines, Inc. and Borrower relating to joint marketing or code sharing for interconnecting flights, and (b) in full force and effect. There exists no default under the terms of the Delta Agreement and there has not occurred any event that would ripen into a default upon the giving of notice or passage of time.

                 SECTION 5.13 -- Subsidiaries; Stock Ownership. Borrower owns 100% of the outstanding stock of ASA Investments, Inc. and Borrower has no material stock or other equity investment in any other corporation, partnership, or other Person.

                 SECTION 5.14 -- Investment Company Status. The Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                                   ARTICLE VI

                             AFFIRMATIVE COVENANTS

                 So long as any Note, or any amount owed by Borrower under any other Basic Document, remains outstanding or unpaid or Lender has any Commitment hereunder:

                 SECTION 6.01 -- Financial Statements. Borrower shall furnish to Lender:

                 (a) within 45 days after the end of each of the first three quarters in each fiscal year, consolidated statements of operations of Borrower and its consolidated subsidiaries for the period from the beginning of the then-current fiscal year to the end of such quarterly period, and balance sheets of Borrower and its consolidated subsidiaries, on a consolidated basis, as of the end of such quarter prepared in accordance with GAAP and setting forth in each case in comparative form figures for the corresponding period in the preceding year, all in reasonable detail and certified by the Chief Financial Officer of Borrower, subject to changes resulting from year-end adjustments, and Borrower's Form 10-Q for such period;

                 (b) within 90 days after the end of each fiscal year, consolidated statements of operations of Borrower and its consolidated subsidiaries, for such year, and the balance sheets of Borrower and its consolidated subsidiaries, on a consolidated basis, as of the end of such year, setting forth in each case in comparative form corresponding figures from the preceding annual audit, all in reasonable detail, and certified to Borrower by its independent certified public accountants and to Lender by Borrower's Chief Financial Officer, as presenting fairly the financial position and results of operations of Borrower and its consolidated subsidiaries and as having been prepared in accordance with GAAP, and Borrower's Form 10-K for such period;

                 (c) within two Business Days after any officer of Borrower obtains knowledge of any Default, an Officer's Certificate specifying its nature, the period of its existence, and what action Borrower proposes to take with respect to it; and

                 (d) promptly upon request, such other data or information (financial or otherwise) regarding Borrower or the Collateral as Lender from time to time reasonably requests.

                 SECTION 6.02 -- Inspection of Collateral and Records.
Borrower shall permit any person(s) from time to time designated in writing by Lender, at Lender's expense (or at Borrower's expense if a Default exists at the time), to visit and inspect any of the Collateral and Borrower's (or any Permitted Lessee's) records with respect to the Collateral, at such times as Lender reasonably requests, and to discuss Borrower's affairs, finances, and accounts with Borrower's officers. No such inspection shall unreasonably interfere with Borrower's (or any Permitted Lessee's) operations or maintenance. Lender shall have no duty to make any such inspection and shall not incur any liability or obligation by reason of not making any such inspection. Upon Lender's request, Borrower shall promptly notify Lender of the maintenance operations then scheduled on the Aircraft for the six-month period following such request.

                 SECTION 6.03 -- Corporate Existence. Except as permitted by section 6.04, Borrower shall maintain its corporate existence in good standing in the state of its incorporation and in all jurisdictions where qualification is necessary (except in any jurisdiction in which the failure to qualify would have no materially adverse effect on its business or on its ability to carry out its obligations under the Basic Documents to which it is (or is to become) a party). Borrower shall preserve and renew its rights (charter and statutory), patents, and franchises, unless Borrower determines in good faith that the preservation thereof is no longer necessary or desirable in the conduct of its business and that the loss thereof will not adversely affect Lender's rights or Borrower's business, assets, operations, condition (financial or otherwise).

                 SECTION 6.04 -- Merger, etc. Borrower shall not consolidate with or merge into any other corporation, or convey, transfer, or lease all or substantially all of its assets as an entirety to any person, unless:

                 (a) the corporation formed by such consolidation or the Person who acquires by conveyance, transfer, or lease all or Substantially all of Borrower's assets as an entirety (the "Successor") or, in the case of a merger, Borrower (as the surviving corporation),
         (i) is a corporation organized and existing under the laws of the United States of America or any state or the District of Columbia,
         (ii) is a "citizen of the United States" as defined in section 101(16) of the Act, and (iii) is an air carrier (within the meaning of section 101(3) of the Act) certificated under section 604(b) of the Act; and, in the case of such a consolidation, conveyance, transfer or lease, the Successor: (iv) executes and delivers to Lender an agreement, in form and substance satisfactory to Lender, containing an assumption by the Successor of the due and punctual performance and observance of Borrower's obligations under the Basic Documents to which Borrower is then a party, and (v) makes such filings and recordings, including any filing or recording with the FAA pursuant to the Act or any filing under the UCC, as are necessary to evidence such consolidation, merger, conveyance, transfer, or lease with or to the Successor;

                 (b) immediately after giving effect to such transaction, (i) no Default exists and (ii) Borrower's or the Successor's, as the case may be, business, assets, operations, condition (financial or otherwise), and financial and other ability to perform its obligations under the Basic Documents will not be adversely affected by such transaction in any material respect; and

                 (c) Borrower or the Successor delivers to Lender, promptly upon consummation of such transaction, an Officer's Certificate stating that the conditions precedent set forth in clause (a) have been complied with and an opinion of counsel for Borrower or for the Successor, in form and substance satisfactory to Lender, stating that the agreements entered into to effect such consolidation, merger, conveyance, transfer, or lease and such assumption agreements have been duly authorized, executed, and delivered by the Successor (or in the case of a merger, by Borrower) and that they (and the Basic Documents so assumed) constitute legal, valid, and binding obligations of the Successor (or in the case of a merger, of Borrower), enforceable in accordance with their terms (to the same extent as the Basic Documents so assumed were enforceable against Borrower immediately prior to such transaction); and that all conditions precedent which are legal in nature provided for in this Agreement and relating to such transaction have been fulfilled.

                 Upon any such consolidation, conveyance, transfer, or lease, the Successor shall succeed to, shall be substituted for, and may exercise every right and power of Borrower under the Basic documents to which Borrower is a party, with the same effect as if the Successor had been named as Borrower therein. No such conveyance, transfer, or lease of substantially all Borrower's assets as an entirety shall have the effect of releasing Borrower (or any Successor) from its liability under the Basic Documents to which it is a party. Nothing in this section shall permit any lease, sublease, or other arrangement for the use, operation, or possession of the Aircraft except in compliance with the applicable provisions of this Agreement and the Mortgage.

                 Borrower shall not become a subsidiary of a holding company without Lender's prior written consent.

                 SECTION 6.05 -- Citizenship and Air Carrier Status. Borrower will at all times remain a "citizen of the United States" as defined in section 101(16) of the Act and an "air carrier" within the meaning of the Act.


                 SECTION 6.06 -- Compliance with ERISA.

                 (a) Borrower will, at all times, make prompt payment of contributions that it is required to make to any employee benefit plan to which it is a party as are necessary to meet the minimum funding standards for such an employee benefit plan, as required by ERISA.

                 (b) Within two Business Days after the occurrence of any event or circumstance, including any event which is classified as a "Reportable Event" under ERISA, in connection with any employee benefit plan to which it is a party, that might constitute grounds for termination of an employee benefit plan to which Borrower is a party by the Pension Benefit Guaranty Corporation or might result in the appointment of a trustee by a United States District Court under section 4042 of ERISA to administer such employee benefit plan; Borrower will provide Lender with an Officer's Certificate describing the event or circumstance, stating the reasons for any such action by the Pension Benefit Guaranty Corporation or a United States District Court, and specifying the action Borrower proposes to take with respect thereto.

                 SECTION 6.07 -- Disposition of Assets. Borrower will not dispose of any of its assets, other than in the ordinary course of its business, unless it receives full, fair, and reasonable consideration for such assets; and Borrower will not during any twelve-month period dispose of assets, other than in the ordinary course of its business, which have an aggregate book value in excess of $5,000,000; provided, that Borrower shall have the right to dispose of any aircraft for at least such aircraft's book value and such sale of an aircraft for at least book value will not be included in the calculation of the $5,000,000 of assets sold in a twelve-month period. The book value of an aircraft shall be determined in accordance with GAAP. For avoidance of doubt, the "ordinary course" of Borrower's business generally shall include (x) acquisitions or dispositions of marketable securities (other than acquisitions or dispositions exceeding 5% of any class of "equity security", as defined in the Securities Exchange Act of 1934) and
(y) the disposition of parts of discontinued aircraft, engines, or propellers not constituting part of a program to reduce Borrower's fleet in any material respect.

                 SECTION 6.08 -- Performance of Delta Agreement. Borrower shall faithfully perform all obligations it has under the Delta Agreement.

                 SECTION 6.09 -- Financial Covenant. Borrower shall not permit at any time on a consolidated basis (consolidating Borrower and its subsidiaries) its ratio of Indebtedness to Tangible Net Worth to exceed 3.25 to
1. "Tangible Net Worth" shall mean Book Net Worth minus (a) the amount, if any, of Borrower's and its subsidiaries' assets which would be treated as intangibles under generally accepted accounting principles; (b) any write-up in the book value of any fixed asset resulting from a revaluation thereof; and (c) the amount, if any, at which shares of stock of Borrower appear on the asset side of the Borrower's balance sheet. "Book Net Worth" shall mean the book value of Borrower's and its subsidiaries' total assets located in the United States of America (exclusive of any indebtedness owed to Borrower or its subsidiaries by any affiliate of Borrower) minus Borrower's and its subsidiaries' total liabilities. For avoidance of doubt, the phrase "total assets located in the United States of America" shall include marketable securities and commercial paper issued by a foreign entity but held in the United States of America by Borrower or any of its subsidiaries.


                                  ARTICLE VII

                 CONDITIONS PRECEDENT TO THE PURCHASE OF NOTES

                 SECTION 7.01 -- Conditions Precedent to the Purchase of the Initial Note. Lender's obligation to purchase the initial Note on the first Purchase Date is subject to the satisfaction (or Lender's waiver) of the following conditions precedent and Lender's receipt on or before such initial Purchase Date of the following, in form and substance satisfactory to Lender:

                 (a) a certificate of Borrower's secretary, dated the Purchase Date, certifying attached copies of the resolutions of Borrower's board of directors evidencing approval of the transactions contemplated by the Basic Documents to which it is (or is to become) a party, and showing the names and specimen signature(s) (or copies thereof) of Borrower's officer(s) authorized to sign this Agreement and the related documents to which it is (or is to become) a party,

                 (b) an executed Finex Agreement,

                 (c) an executed Mortgage,

                 (d) an executed Guarantee,

                 (e) an Officer's Certificate certifying an attached copy of the 1988 Purchase Agreement, and

                 (f) copies of the SEC Filings,

         In addition, Borrower's obligation to close on the first Purchase Date is subject to its receipt of an executed letter agreement between Borrower and Lender, in form and substance satisfactory to each, concerning sections 4.02(d)(i) and 6.05 of the Mortgage, and concerning the availability of the Finex Program and potential future changes in the terms of the Finex Agreement.

                 SECTION 7.02 -- Conditions Precedent to the Purchase of All Notes. Lender's obligation to purchase each Note (including the initial Note) is subject to the additional conditions precedent that:

                 (a) Lender shall have received the following, each dated as of the pertinent Purchase Date, in form and substance satisfactory to
         Lender:

                          (i) the Note for the relevant Aircraft, executed by
                 Borrower and endorsed by Vendor (without recourse) to the order of Finex Bank who in turn has endorsed (without recourse) to the order of Lender,

                          (ii) an executed Mortgage Supplement with respect to
                 the relevant Aircraft,

                          (iii) an executed Purchase Agreement Assignment, with
                 the related executed Consent, with respect to the relevant Aircraft,

                          (iv) an Officer's Certificate to the effect that: (1)
                 Borrower's representations and warranties in Article V of this Agreement and section 6 of the relevant Purchase Agreement Assignment are true and accurate as though made on the Purchase Date, and (2) no Default exists or will result from Lender's purchase of such Note,

                          (v) a certificate of insurance describing the
                 insurance maintained by Borrower with respect to the Aircraft being purchased and stating that such policies conform to the requirements of the Mortgage,

                          (vi) an opinion from Borrower's counsel substantially
                 in the form of Exhibit F,

                          (vii) an opinion from Crowe & Dunlevy, special FAA
                 counsel, substantially in the form of Exhibit G, covering the Aircraft that is the subject of the Note being purchased,

                          (viii) an opinion of counsel to Embraer,
                 substantially in the form of Exhibit H,

                          (ix) an opinion of Brazilian counsel substantially in
                 the form of Exhibit I,

                          (x) such additional opinion(s) (including, if
                 requested, from Trotter Smith & Jacobs) and document(s) as Lender requests, and

                          (xi) as to the first Aircraft financed under this
                 Agreement that is purchased pursuant to the 1990 Purchase Agreement, an Officer's Certificate certifying an attached copy of the 1990 Purchase Agreement;

                 (b) Lender shall have received copies of the necessary FAA Application for Aircraft Registration and FAA Bill of Sale pertaining to the Aircraft being purchased;

                 (c) Borrower's representations and warranties in the Basic Documents shall be true and accurate as though made on and as of such Purchase Date;

                 (d) no Default shall exist or shall result from Lender's purchase of such Note;

                 (e) all filings, recordings, and other actions necessary to establish, protect, preserve, and perfect Lender's interests under the Mortgage shall have been duly made or taken;

                 (f) all necessary consents, approvals, licenses, permits, declarations, or registrations then required in connection with the execution, delivery, performance, validity, and enforceability of the Basic Documents and the transactions contemplated thereby shall have been obtained;

                 (g) Lender shall have received a copy of the approval of the application for coverage of the purchase of the Aircraft by the Finex Program; and

                 (h) in Lender's reasonable judgment, since September 30, 1990, there shall have occurred no materially adverse change in the business, financial condition, or operations of Borrower.

                                  ARTICLE VIII

                          EVENTS OF DEFAULT; REMEDIES

                 SECTION 8.01 -- Events of Default. Each of the following shall constitute an "Event of Default":

                 (a) Borrower fails to make any payment due from Borrower on any Note or under any other Basic Document (including any Interest Supplement and any amount due under section 4.04 hereof) when due;

                 (b) any representation or warranty made by Borrower in the Basic Documents, or in any certificate or other document that it furnishes pursuant to the Basic Documents, proves to have been incorrect in any material respect when made;

                 (c) Borrower fails to maintain the insurance required by the terms of the Mortgage;

                 (d) the Delta Agreement is voluntarily terminated, or is amended to the detriment of Borrower;

                 (e) Borrower fails to provide Lender with the Officer's Certificate required by section 6.01(c) or 6.06(b) within 10 days after any of Borrower's officers obtains notice of a Default or the ERISA-related event or circumstance occurs, respectively;

                 (f) Borrower fails to perform any other material covenant or agreement in the Basic Documents (including section 6.09 hereof), and (if remediable) such failure to perform continues for 30 days after Borrower's receipt of notice of such default from Lender;

                 (g) Borrower (1) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of all or a majority of its property, (2) makes a general assignment for the benefit of its creditors, (3) commences a voluntary case under the federal Bankruptcy Code (as now or hereafter in effect), (4) files a petition seeking to take advantage (as debtor) of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, or (5) fails to controvert in a timely manner, or acquiesces in writing to, any petition filed against it in an involuntary case under the federal Bankruptcy Code;

                 (h) a proceeding or case is commenced, without Borrower's application or consent, in any court of competent jurisdiction, seeking (l) its liquidation, reorganization, dissolution, or winding-up, or the composition or readjustment of its debts (2) the appointment of a trustee, receiver, custodian, liquidator, or the like of Borrower or of all or a majority of its assets, or (3) similar relief in respect of Borrower under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case continues undismissed, or an order, judgment, or decree approving or ordering any of the foregoing is entered and continues unstayed and in effect, for a period of 60 days; or an order for relief against Borrower is entered in an involuntary case under the federal Bankruptcy Code;

                 (i) loan, lease, or deferred purchase obligations of Borrower totaling more than $1 million are in default after the expiration of any applicable grace period, if the effect of such default is to permit such obligations to be accelerated or otherwise declared to be due and payable prior to their stated maturity, or Borrower defaults in the payment when due of more than $l million of loan, lease, or deferred purchase obligations;

                 (j) one or more judgment(s) is/are rendered by one or more court(s) of competent jurisdiction against Borrower for a total of more than $1 million and is/are not stayed or discharged, or fully bonded against, within 60 days of the date or entry;

                 (k) any "Reportable Event" under ERISA shall have occurred, or any finding or determination shall be made with respect to an employee benefit plan to which Borrower is a party under section 4041(c) or (e) of ERISA, or any fact or circumstance shall occur with respect to an employee benefit plan to which Borrower is a party, that, in the opinion of Lender, provides grounds for the commencement of any proceeding under Section 4042 of ERISA, or any proceeding shall be commenced under Section 4042 of ERISA with respect to an employee benefit plan to which Borrower is a party; or

                 (l) Borrower shall deny any further liability under any Note or under any other Basic Document.

                 SECTION 8.02 -- Remedies. If an Event of Default (other than under section 8.01 (g) or (h)) exists, Lender may declare all Notes to be immediately due and payable, whereupon (i) all Notes shall become and be immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which Borrower hereby waives, (ii) the Interest Supplement for any partial Interest Period will become immediately due and payable, and (iii) the Commitment shall terminate. If an Event of Default under section 8.01(g) or (h) occurs, all Notes automatically shall become immediately due and payable and the Commitment automatically shall immediately terminate, without presentment, demand, protest, or notice of any kind, all of which Borrower hereby waives.


                                   ARTICLE IX

                             BORROWER'S INDEMNITIES

                 SECTION 9.01 -- General Indemnity. Borrower assumes liability for, and agrees to indemnify each Indemnitee against, and on written demand to pay, or to reimburse each Indemnitee for the payment of, any and all liabilities, obligations, losses, damages, penalties, claims (including claims involving strict liability in tort), suits, actions, costs, expenses, and disbursements, including legal fees and expenses, of whatsoever kind and nature (collectively, "Liabilities") imposed on, incurred by, or asserted against any Indemnitee relating to or arising out of any Basic Document, the enforcement against Borrower of any of the terms of the Basic Documents, or any lease or relinquishment of possession of the Aircraft or any part thereof or any action or inaction of Borrower or of any lessee, assignee, or transferee of Borrower in connection therewith, the purchase of the Aircraft under the Purchase Agreement, the ownership of the Aircraft, the acquisition, delivery, nondelivery, acceptance, nonacceptance, rejection, registration, deregistration, insuring, storage, manufacture, assembly, transportation, importation, exportation, maintenance, condition, modification, testing, repair, fitness for use, merchantability, sale, abandonment, lease, sublease, assignment, transfer, transfer of title, possession, repossession, use, operation, return, or other application or disposition of the Aircraft or any component thereof, the condition upon return thereof after repossession following the occurrence of an Event of Default or following the exercise of remedies under the Mortgage, including latent or other defects, whether or not discoverable, loss of or damage to any property or the environment, death or injury of any person, and any claim for patent, trademark, copyright, or mask work infringement and the violation or infringement by Borrower of any laws, rules, or regulations, or (without limiting any of the foregoing) any breach by Borrower of, noncompliance by Borrower with, or misrepresentation made or deemed made by or on behalf of Borrower in, under, or in connection with the Purchase Agreement or any Purchase Agreement Assignment or any warranty, certificate, or agreement made or delivered in, under, or in connection with the Purchase Agreement or any Purchase Agreement Assignment; provided, that this section shall not require Borrower to pay or indemnify any Indemnitee under this section (i) for any Liability to the extent resulting from such Indemnitee's acts of gross negligence or willful misconduct; (ii) for any Taxes (Borrower's duties in respect of Taxes being set forth in section 9.02) or for any cost or expense relating to the preparation, execution, delivery, or enforcement of the Basic Documents (Borrower's duties in respect of such costs and expenses being set forth in section 11.03); (iii) for any Liability that such Indemnitee incurs to the extent resulting from its breach of any of its representations, warranties, or covenants in any Basic Document; (iv) for any Liability to the extent resulting from a claim against such Indemnitee not related to any Aircraft, any action or inaction of Borrower or any lessee, assignee, or transferee of Borrower, or any of the transactions contemplated by the Basic Documents; (v) for any Liability with respect to transfer taxes or other expenses payable with respect to the transfer of any Note, other than a transfer after the occurrence of an Event of Default; or (vi) for any violation or purported violation of any law relating to usury or the charging or collecting of excess interest or finance charges. If any Indemnitee obtains knowledge of any claim or liability required to be indemnified against under this section 9.01, such Indemnitee shall promptly notify Borrower, but the failure to do so shall not relieve Borrower from any liability that it otherwise would have to such Indemnitee under this section. Upon an Indemnitee's request, the defense of any Liability for which Borrower would be required to indemnify such Indemnitee hereunder shall be conducted by Borrower, with counsel selected by Borrower and satisfactory to Lender. However, if the defense of any such Liability is conducted by Lender, Lender shall select the counsel to conduct it, but shall consult with Borrower as to such selection; provided, that the decision as to which counsel to select shall be and remain Lender's. Borrower shall be obligated under this section 9.01 irrespective of whether the Indemnitee is also indemnified with respect to the same matter under any other Basic Document or other document by any other Person, and the Indemnitee may proceed directly against Borrower under this section 9.01 without first resorting to any such rights of indemnification. Upon the payment in full of any indemnities due and owing under this section 9.01, Borrower shall be subrogated to any right of the Indemnitee in respect of the matter against which indemnity has been given. Borrower's indemnities in this section shall survive expiration or termination of the Mortgage and payment in full of the Notes.

                 Any payment or indemnity pursuant to this sect on 9.01 shall include the amount, if any, necessary to hold the Indemnitee harmless on an after-tax basis from all taxes required to be paid by such recipient with respect to such payment or indemnity under laws of any federal, state, or local government or taxing authority in the United States or by any foreign government or any political subdivision or taxing authority thereof. The amount of any payment or indemnity required under this section shall be determined by the Indemnitee reasonably and in good faith, and that determination shall be conclusive. Upon Borrower's request and at Borrower's expense, the Indemnitee will provide Borrower with a summary explanation of the basis for the Indemnitee's computations.

                 SECTION 9.02 -- Taxes.

                 (a) Indemnity. Except as provided in section 9.02(b), Borrower agrees to indemnify each Indemnitee against, and on written demand to pay or reimburse each Indemnitee for the payment of, any and all Taxes imposed upon or asserted against any Indemnitee, any Aircraft or any part thereof or interest therein, any Basic Document, any lease of any Aircraft or any part thereof, or the rentals received under such a lease, by any federal, state, or local government or other taxing authority in the United States (including any territory or possession of the United States) or by any foreign government or any political subdivision or taxing authority thereof where any part of an Aircraft is located, used, or registered ( "Taxing Authorities") upon or with respect to (i) the construction, mortgaging, financing, refinancing by or at the request of Borrower, purchase, acquisition, acceptance, nonacceptance, rejection, delivery, nondelivery, transport, insuring, ownership, registration, deregistration, assembly, possession, repossession, operation, use, condition, maintenance, modification, repair, fitness for use, merchantability, testing, return, abandonment, storage, manufacture, leasing, subleasing, importation, exportation, sale, assignment, transfer, transfer of title, or other application or disposition of, or the imposition of any Lien (other than a Permitted Lien) or the incurrence of any liability to refund or pay over any amount as a result of any Lien (other than a Permitted Lien) on any Aircraft or any part thereof or interest therein, (ii) any amount paid or payable by Borrower or Finex Bank under the Basic Documents or the receipts or earnings arising from or received with respect to any Aircraft or any part thereof or interest therein, (iii) any Aircraft or any part thereof or interest therein,
(iv) any of the Basic Documents and any other documents contemplated thereby or the execution, sale, delivery, acquisition, or filing of the Basic Documents, or (v) otherwise with respect to or in connection with the transactions effected under the Basic Documents. The term "Taxes" shall mean any and all fees, taxes, levies, imposts, duties, charges, assessments, or withholdings of any nature whatsoever, together with any and all penalties, fines, additions to tax, and interest thereon or computed by reference thereto.

                 (b) Exclusions from Indemnity. The provisions of section 9.02(a) shall not apply to:

                 (i) any Tax based on, or measured by, net income, capital, franchise, or net worth (other than sales taxes), including related surcharges and withholding taxes; provided, that the provisions of this clause (b)(i) shall not apply to any Taxes imposed in respect of the receipt or accrual of any indemnity payment made or payable pursuant to this section 9.02;

                 (ii) any Tax based on or measured by the value of such Indemnitee's interest in any Basic Document, except to the extent imposed without regard to the presence of the Indemnitee, or any Note, in the jurisdiction of the Taxing Authority imposing that Tax;

                 (iii) any Tax imposed on the Indemnitee as a result of a transfer or other disposition, by such Indemnitee or any of its predecessors in interest, of any interest in the Aircraft or any Basic Document, unless such transfer or disposition occurs after the occurrence of an Event of Default; or

                 (iv) any Tax in the nature of a penalty, an addition to tax, interest, or fines resulting from the negligence or misconduct of the Indemnitee in connection with the preparation or filing of (or failure to prepare or file) tax returns, or the payment of or failure to pay its taxes, but in each case not if in any way attributable to Borrower's failure to notify such Indemnitee of its obligations to prepare and file its returns in respect of Taxes indemnified pursuant to this section 9.02 or to provide any information necessary for the preparation or filing of such returns or the conduct of such proceedings or otherwise to perform its duties and responsibilities pursuant to the Basic Documents.

                 (c) Calculation of General Tax Indemnity Payments. Any payment which Borrower is required to make to or for the account of any Indemnitee with respect to any Tax which is subject to indemnification under this section 9.02 shall be made on a net basis, taking into account offsetting credits or deductions available to such Indemnitee as a result of the payment of such Tax, and shall include the amount necessary to hold such Indemnitee harmless on an after-tax basis from the net amount of all Taxes required to be paid by such Indemnitee as the result of such payment (including any Taxes imposed on such indemnity payment) pursuant to the laws of any Taxing Authority. The amount of any payment or indemnity required under this section shall be determined by the Indemnitee reasonably and in good faith, and that determination shall be conclusive. Upon Borrower's request and at Borrower's expense, the Indemnitee will provide Borrower with a summary explanation of the basis for the Indemnitee's computations.

                 (d) Records. If Borrower shall timely file any report, return, or statement required to be filed with respect to any Tax which is subject to indemnification under this section 9.02, except for any such report, return, or statement which an Indemnitee has notified Borrower that it intends to file. Borrower shall file such report, return, or statement and send a copy to Lender and each Indemnitee affected by such report, return, or statement. Each Indemnitee shall promptly forward to Borrower any notice, bill, or advice received by it concerning any Tax.


                                   ARTICLE X

                                YIELD PROTECTION

                 SECTION 10.01 -- Additional Costs.

                 (a) Borrower shall pay directly to Lender from time to time such amounts as are necessary to compensate Lender, on an after-tax basis, for any costs which are attributable to its purchase of or obligation to purchase any Note hereunder, or any reduction in any amount receivable by Lender in respect of such Notes (excluding payments under the Finex Agreement), resulting from any Regulatory Change which imposes or modifies any reserve, special deposit, minimum capital, capital ratio, or similar requirements relating to any extensions of credit or other assets of or any deposits with or other liabilities of Lender, or the manner in which Lender funds (or allocates funds, on its books, for) its investments in any of the Notes.

                 (b) Determinations and allocations for purposes of this
section 10.01 of the effect of any Regulatory Change pursuant to section 10.01(a) on Lender's costs or rate of return of maintaining or its obligations to purchase any Note, or on amounts receivable by it in respect of any Note, and of amounts required to compensate Lender under this section 10.01, shall be made by Lender reasonably and in good faith and shall be conclusive. Upon Borrower's request and at Borrower's expense, Lender will provide Borrower with a summary explanation of the basis for Lender's computations.

                 SECTION 10.02 -- Breakage Costs. Borrower shall pay to Lender, upon Lender's request, such amount as is sufficient, in Lender's opinion, to compensate it for any loss, cost, or expense which is attributable to:

                 (a) any payment, purchase, or conversion of any Note for any reason (including the acceleration of the maturity of the Notes pursuant to section 8.02 and the mandatory purchase of the Note pursuant to section 4.04) on a date other than an Interest Payment Date; or

                 (b) any failure by Vendor for any reason (including the failure of any of the conditions precedent specified in article VII to be satisfied) to endorse and deliver any Note to Finex Bank on the Purchase Date specified in the relevant notice to Lender given pursuant to section 2.02.
Such amount payable by Borrower (x) shall not include losses, costs, or expenses attributable to any date more than 180 days after the date of such payment, purchase, or conversion or such Purchase Date, and (y) shall be determined by Lender reasonably and in good faith, which determination shall be conclusive. Upon Borrower's request and at Borrower's expense, Lender will provide Borrower with a summary explanation of the basis for Lender's computations.


                                   ARTICLE XI

                                 MISCELLANEOUS

                 SECTION 11.01 -- No Waivers: Cumulative Remedies. No failure or delay in exercising any power or right under any Basic Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude other or further exercise thereto, or the exercise of any other right or power under any Basic Document. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

                 SECTION 11.02 -- Notices. All communications and notices provided for under this Agreement shall be in writing (including telex, telegraph, and telecopy), shall be in English, and shall be mailed by certified mail (return receipt requested) or otherwise delivered to the parties at the addresses set forth by their signatures hereto, or, as to each party, at such other address as it designates by notice to each other party. Each such notice shall be effective upon delivery.

                 SECTION 11.03 -- Transaction Expenses. Borrower will pay on demand all out-of-pocket expenses in connection with the preparation, execution, delivery, administration, and enforcement of the Basic Documents, or in connection with any scheduled closing that is postponed or cancelled, including (i) all fees and expenses of (x) Trotter Smith & Jacobs, special counsel to Lender, (y) Castro, Barros, Sobral e Xavier, special Brazilian counsel, and (z) Crowe & Dunlevy, special FAA counsel; (ii) all FAA and UCC filing and lien search fees; (iii) all fees and expenses (including legal fees and expenses) of Lender in connection with actual or proposed amendments, waivers, or consents to or under this Agreement or the other Basic Documents (except for such amendments, waivers, or consents initiated by Lender); and (iv) all fees and expenses (including legal fees and expenses) of Lender in connection with the actual or proposed enforcement of any Basic Document against Borrower during the existence of any Default. The "legal fees and expenses" of Lender referred to in clauses (iii) and (iv) may include those of Lender's in-house counsel.

                 SECTION 11.04 -- Amendments. Any provision of the Basic Documents, other than the Purchase Agreement, the Guarantee, or the Finex Agreement, may be amended, terminated, waived, or otherwise modified only in writing by Borrower and Lender.

                 SECTION 11.05 -- Successors and Assigns. This Agreement shall bind and benefit Lender and Borrower and their successors and assigns, except that Borrower may not assign or transfer its rights under this Agreement without Lender's prior written consent. Lender may at any time with the Borrower's consent (which consent shall not be unreasonably withheld) sell, assign, grant participation(s) in, or otherwise transfer any Note and Lender's rights (including the right to receive Interest Supplements) relating to such Note, in whole or in part.

                 SECTION 11.06 -- Lender's Representations and Warranties. Lender represents and warrants that:

                 (a) it is a national banking association duly organized, validly existing, and in good standing under the laws of the United States, and has all corporate power, authority, and legal right under the laws of the United States to execute, deliver, and carry out the terms of each of the Basic Documents to which it is a party;

                 (b) it has duly authorized, executed, and delivered this Agreement and the other Basic Documents to which it is a party; and

                 (c) neither it nor anyone authorized to act on its behalf has directly or indirectly offered any beneficial interest in the Notes for sale to, or solicited any offer to acquire any such interest in the Notes from, any Person in such a manner as to require any of the Notes to be registered under the Securities Act of 1933, as amended, or any state securities law; provided, that the foregoing shall not be deemed to extend any such offer, sale, or solicitation by or on behalf of Borrower or any other Person.

                 SECTION 11.07 -- Governing Law. This Agreement shall be governed by the laws of Georgia.

                 SECTION 11.08 -- Headings. Article and section headings used in this Agreement are for convenience only and are not a substantive part of this Agreement.

                 SECTION 11.09 -- Execution in Counterparts. This Agreement may be executed in separate counterparts.

                 SECTION 11.10 -- Survival of Representations and Warranties. All representations and warranties contained in this Agreement or made in writing in connection with this Agreement shall survive the execution and delivery of this Agreement and the Mortgage.

                 SECTION 11.11 -- Severability. If any part of any provision contained in this Agreement, or any document contemplated hereby, is or becomes invalid or unenforceable under applicable law, that part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of that provision or the remaining provisions.

                 SECTION 11.12 -- Finex Agreement. So long as no Default exists, Lender shall forward any payments that it receives under the Finex Agreement as Finex Interest Payments, or interest thereon, or as indemnification or reimbursement under the Finex Agreement and not relating to any loss or expense suffered by Lender, to Borrower at First American Bank of Georgia N.A., 2000 RiverEdge Parkway, Atlanta, Georgia 30328, Account: Atlantic Southeast Airlines, Inc. (account #5100130970). Lender shall use its good faith efforts to forward any such payments to Borrower on the Business Day following their receipt by Lender. At the cost and expense of Borrower, Lender shall use its good faith efforts to take such action with respect to the Finex Agreement as Borrower shall reasonably request, provided that Lender shall not be required to take any action which adversely affects its interests; provided that a reduction in the amount of Finex Interest Payments resulting from the guarantee of such Finex Interest Payments by Finex Bank shall not be considered an action adversely affecting Lender's interest; provided , further, that any bank having offices in New York City and in Brazil, and authorized to act as a Finex agent bank under the Finex Program, shall be presumed to be acceptable to Lender as to identity. However, all risks associated with the Finex Program are Borrower's, and Lender shall have no responsibility for any Finex Interest Payments not actually received by Lender from Finex Bank. So long as no Default exists, Lender shall not enter into any amendment of the Finex Agreement without Borrower's consent, such consent not to be unreasonably withheld.

                 IN WITNESS WHEREOF, Borrower and Lender have executed this Credit Agreement.

                                         ATLANTIC SOUTHEAST AIRLINES, INC.
1688 Phoenix Parkway
College Park, Georgia 30349
Attn: Ronald V. Sapp
Vice President-Finance                   By: /s/ R.V. Sapp
   and Treasurer                            -------------------------------
Facsimile No.: (404) 991-0366                Title: Vice President - Finance
                                                    --------------------------


                                         BANK OF AMERICA NATIONAL
555 South Flower Street                  TRUST AND SAVINGS ASSOCIATION
Los Angeles, California 90071
Attn: Airline Aerospace #5770
Facsimile No.: (213) 228-2756
                                         By: /s/ Douglas I. Robinson
                                            -------------------------------
                                             Title: Vice President
                                                   -------------------------

with a copy to:

1850 Gateway Blvd. #5693
Concord, California 94520
Attn: Corporate Service Center
Facsimile No.: (415) 675-7531